UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

First National Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-53869	23-2900790
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

102 E. Drinker St., Dunmore, PA, 18512

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  570.346.7667

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06               Material Impairments

In connection with the previously announced review and restatement of the financial statements of First National Community Bancorp, Inc. (the “Company”) for the year ended December 31, 2009 and the three and six month periods ended March 31, 2010 and June 30, 2010, and the preparation of the Company’s delayed Quarterly Report on Form 10-Q for the nine months ended September 30, 2010, management of the Company has concluded that an additional charge of approximately $17 million related to the other-than-temporary impairment of the trust preferred securities collateralized debt obligations in the Company’s investment portfolio is appropriate. This charge brings the other-than-temporary impairment charges related to these securities and the Company’s private label mortgage backed securities to an aggregate of approximately $19 million for the nine month period.

During the third quarter of 2010, the Company also realized a loss of $2.6 million on the sale of the Company’s remaining $14 million portfolio of private label mortgage backed securities. The Company has also taken an aggregate provision for loan losses of approximately $22.6 million through the nine months ended September 30, 2010, as compared to an aggregate of $7.8 million for the six months ended June 30, 2010.  Through November 30, 2010, the Company recorded an additional provision for loan losses of approximately $3 million.

Certain of the charges reflected above may be carried back to prior periods as the restatement process continues. The Company is still evaluating the impact, if any, these charges may have on the Company’s Goodwill and Deferred Tax assets.  The amount of charges related to other-than-temporary impairment and the provision for loan losses could change in connection with the preparation of financial statements for the year ended December 31, 2010.

Item 8.01               Other Events

On December 22, 2010, the Company mailed the Letter to Shareholders attached as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

99.1         Letter to Shareholders dated December 20, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL COMMUNITY BANCORP, INC.

	By:	/s/ Edward J. Lipkus
Edward J. Lipkus, Executive Vice President and
Chief Financial Officer

Dated: December 23, 2010